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                                                                 Exhibit 12



                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                            INTEREST COVERAGE RATIOS

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
                                                        12 MONTHS
                                                          ENDED                                        YEARS ENDED DEC 31,
                                                        30-JUN-01    2000          1999         1998           1997         1996
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
Income from continuing operations
  before provision for income taxes..............      $600,738     $325,003      $228,746     $218,882      $223,800     $186,460

Equity in Earnings of subsidiaries and
partnerships                                          ($164,600)   ($159,500)     ($69,500)   ($125,100)     ($68,800)   ($108,700)

Dividends and fees from investments and
partnerships                                            $84,900      $74,400       $33,900      $48,900       $36,000      $42,700

Minority Interests                                      $11,700       $1,400       $11,400       $5,600        $6,500       $8,000

Income from continuing operations
  before provision for income taxes..............      $532,738     $241,303      $204,546     $148,282      $197,500     $128,460

Add:
  Interest on long-term debt.....................      $209,182     $197,102       175,960      120,275       124,357      126,933

  Interest on short-term debt and other..........       $19,681      $17,932         9,320       12,260        10,879       18,151

  Portion of rents representative of
  the interest factor............................       $13,732      $13,937        14,028       14,905        18,395       16,910
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Income as adjusted...............................      $775,333     $470,274      $403,854     $295,722      $351,131     $290,454
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Fixed Charges

  Interest on long-term debt.....................      $209,182     $197,102      $175,960     $120,275      $124,357     $126,933

  Interest on short-term debt....................        19,681       17,932         9,320       12,260        10,879       18,151

  Portion of rents representative of
  the interest factor............................        13,732       13,937        14,028       14,905        18,395       16,910
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  Pre-tax Preference Stock Dividend
   Requirements..................................             0            0             0            0           570        2,100
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Fixed Charges....................................      $242,595     $228,971      $199,308     $147,440      $153,631     $161,994
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RATIO OF EARNINGS TO FIXED CHARGES...............          3.20         2.05          2.03         2.01          2.29         1.79
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